UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Acuity Brands, Inc.

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ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 12, 2006
       The annual meeting of stockholders of ACUITY BRANDS, INC. (the “Corporation” or “Acuity Brands”) will be held on Thursday, January 12, 2006, at 1:00 p.m. in the Ballroom at the Four Seasons Hotel, 75 Fourteenth Street NE, Atlanta, Georgia, for the following purposes:

(1)	to elect three (3) directors whose terms expire at the annual meeting;

(2)	to ratify the appointment of the Corporation’s independent registered public accounting firm; and

(3)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      The Board of Directors has fixed the close of business on November 14, 2005 as the record date for the determination of stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.
      A list of the stockholders entitled to vote at the meeting may be examined at the Corporation’s executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary
November 21, 2005
YOUR VOTE IS IMPORTANT
      IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.
      IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309
PROXY STATEMENT
       The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting of stockholders to be held on January 12, 2006. Enclosed with this proxy statement are a proxy and a copy of the Corporation’s annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2005. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 21, 2005.
GENERAL INFORMATION
Proxy
      Stockholders are requested to provide their voting instructions by the Internet, by telephone, or by mail on the enclosed proxy using the accompanying envelope. Stockholders who hold their shares through a bank or broker should refer to the information provided by the bank or broker for the voting options offered by the bank or broker. At any time before the proxy is voted at the annual meeting, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. Where no direction is specified on proxies returned, proxies will be voted for the election of the nominees for director listed below and for ratification of the appointment of the Corporation’s independent registered public accounting firm for fiscal year 2006.
      If you are a stockholder of record, you may deliver your proxy using one of the following methods:
      By the Internet. You may give your voting instructions by the Internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.
      By Telephone. You may give your voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.
      By Mail. You may sign, date, and mail your proxy in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as stated above.
Stock Outstanding and Voting Rights
      As of November 14, 2005, the record date for the annual meeting, there were 45,278,035 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

Voting Procedure
      Determination of Quorum. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting. For purposes of this meeting, a quorum will be present if a majority of the holders entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be considered as present for purposes of establishing a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to that matter.
      Tabulation of Votes. Pursuant to the Corporation’s By-Laws, the election of directors shall be determined by a plurality of votes cast and the results of all other matters shall be determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.
Solicitation
      The cost of soliciting proxies is paid by the Corporation. Officers and other employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Solicitation will be by mail and may be conducted by telephone and personal contact. The Corporation reserves the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, although the Corporation does not currently intend to do so.
ITEM 1 — ELECTION OF DIRECTORS
      The Board of Directors is responsible for supervising the management of the Corporation. The Board has determined that all of its members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Corporation, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Corporation’s Governance Guidelines (available on the Corporation’s website at www.acuitybrands.com under “Corporate Governance” and attached hereto as Appendix A), and a finding of no other material relationships.
      The members of the Board of Directors are divided into three classes serving staggered three-year terms. Under the Corporation’s Governance Guidelines, directors will not be nominated for election after their 72nd birthday and are expected to resign as of the annual meeting following their 72nd birthday. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The terms for three directors of the Corporation expire at this annual meeting and each of these directors is a nominee at the annual meeting. The directors to be elected will hold office for three-year terms expiring at the 2008 annual meeting or until their successors are elected and qualified.
      The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
Director Nominees for Terms Expiring at the 2008 Annual Meeting
      All of the director nominees listed below are currently directors of the Corporation. Following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

Name and Principal Business Affiliations

PETER C. BROWNING
Mr. Browning, 64 years old, has served as a director since his election in December 2001. He has served as non-executive Chairman of Nucor Corporation since September 2000 and also served as Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005. He previously served Sonoco Products Company as President and Chief Executive Officer from 1998 to July 2000. He is a director of EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, The Phoenix Companies, Inc., and Wachovia Corporation. Mr. Browning is a member of the Compensation and Governance Committees of the Board. If elected, Mr. Browning’s term will expire at the Annual Meeting for Fiscal Year 2008.

EARNEST W. DEAVENPORT, JR.
Mr. Deavenport, 67 years old, has served as a director since his election in June 2002. He is the retired Chairman and Chief Executive Officer of Eastman Chemical Company, where he served in such positions from 1994 to 2002. He is a director of AmSouth Bancorporation, King Pharmaceuticals, Inc., and Theragenics Corporation. Mr. Deavenport is a member of the Audit and Governance Committees of the Board. If elected, Mr. Deavenport’s term will expire at the Annual Meeting for Fiscal Year 2008.

RAY M. ROBINSON
Mr. Robinson, 57 years old, has served as a director since his election in December 2001. He has served as President of the East Lake Golf Club since May 2003 and as Vice Chairman of Atlanta’s East Lake Community Foundation since January 2005. Mr. Robinson served as Chairman of Atlanta’s East Lake Community Foundation from November 2003 until January 2005. He served AT&T Corporation as President of the Southern Region from 1996 to May 2003. He is a director of Aaron Rents, Inc., American Airlines, Avnet, Inc., and Choicepoint, and Non-Executive Chairman of Citizens Trust Bank. Mr. Robinson is a director of Mirant Corporation, and must continue to serve in that capacity until Mirant Corporation emerges from bankruptcy protection, expected in early 2006, at which time he will resign that directorship. Mr. Robinson is Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board. If elected, Mr. Robinson’s term will expire at the Annual Meeting for Fiscal Year 2008.

Directors with Terms Expiring at the 2006 and 2007 Annual Meetings
      The directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Corporation.

Name and Principal Business Affiliations

VERNON J. NAGEL
Mr. Nagel, 48 years old, has served as a director since his election in January 2004. He has served as Chairman and Chief Executive Officer of the Corporation since September 2004 and also as President since August 2005. Mr. Nagel served as Vice Chairman and Chief Financial Officer from January 2004 through August 2004, and Executive Vice President and Chief Financial Officer from December 2001 to January 2004. He was a principal of Wolverine Capital, LLC, a private investment firm, from 1999 until joining the Corporation. Mr. Nagel was Executive Vice President and Chief Financial Officer of Kuhlman Corporation from April 1993 until March 1999. Mr. Nagel is Chairman of the Executive Committee of the Board. Mr. Nagel’s term will expire at the Annual Meeting for Fiscal Year 2006.

JOHN L. CLENDENIN
Mr. Clendenin, 71 years old, has served as a director since his election in December 2001. Since December 1997, he has served as Chairman Emeritus of BellSouth Corporation, which he served as Chairman from December 1996 to December 1997 and as Chairman, President, and Chief Executive Officer from 1983 until December 1996. He is a director of Equifax Inc., The Home Depot, Inc., The Kroger Company, and Powerwave Technologies, Inc. Mr. Clendenin is Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board. Mr. Clendenin’s term will expire at the Annual Meeting for Fiscal Year 2006.

JAY M. DAVIS
Mr. Davis, 57 years old, has served as a director since his election in September 2003. He has served as the Chairman and Chief Executive Officer of National Distributing Company, Inc. (“NDC”) since January 2003. He served as President and Co-Chief Executive Officer of NDC from February 1997 through December 2002. NDC is a privately held distributor of alcoholic beverages headquartered in Atlanta, Georgia. Mr. Davis is a member of the Compensation and Governance Committees of the Board. Mr. Davis’ term will expire at the Annual Meeting for Fiscal Year 2006.

ROBERT F. McCULLOUGH
Mr. McCullough, 63 years old, has served as a director since his election in March 2003. He is the former Chief Financial Officer of AMVESCAP PLC, where he served in that position from April 1996 to May 2004, and remains an employee. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964 and served as Managing Partner in Atlanta from 1987 until April 1996. Mr. McCullough is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. He is a director of Mirant Corporation. Mr. McCullough is a member of the Audit and Governance Committees of the Board. Mr. McCullough’s term will expire at the Annual Meeting for Fiscal Year 2007.

Name and Principal Business Affiliations

JULIA B. NORTH
Ms. North, 58 years old, has served as a director since her election in June 2002. She served as President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999. Ms. North served in various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services. In this role, she presided over BellSouth’s largest business unit. She is a director of Community Health Systems, Inc., Simtrol, Inc., and Winn-Dixie Stores, Inc. Ms. North is a member of the Compensation and Governance Committees of the Board. Ms. North’s term will expire at the Annual Meeting for Fiscal Year 2006.

NEIL WILLIAMS
Mr. Williams, 69 years old, has served as a director since his election in December 2001. He served as General Counsel of AMVESCAP PLC, from October 1999 until his retirement in December 2002. Mr. Williams was a partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996. He is a director of NDCHealth Corporation and a trustee of The Duke Endowment, Charlotte, North Carolina. Mr. Williams is Chairman of the Governance Committee and a member of the Executive and Audit Committees of the Board. Mr. Williams’ term will expire at the Annual Meeting for Fiscal Year 2007.
Compensation of Directors
      During the fiscal year ended August 31, 2005, each director who was not an employee of the Corporation received an annual director fee in the amount of $70,000, an additional annual fee of $5,000 for serving as chairman of a committee, and meeting fees of $2,000 for each Board meeting attended and $1,500 for each committee meeting attended, payable quarterly in each case. In 2005, the average annual fee paid to nonemployee directors, excluding fees paid to committee chairs, totaled $104,000.
      Under the Corporation’s Nonemployee Director Deferred Stock Unit Plan, directors are paid one-half of their annual fee in deferred stock units and may elect to receive additional portions of their annual fee, their meeting fees, and chairman fees, if any, in deferred stock units. Under the Plan, nonemployee directors receive a one-time grant of 1,000 deferred stock units upon their election to the Board. The value and return on deferred stock units is equivalent to the value and return on Acuity Brands stock. A director’s account is payable in cash, in a lump sum or installments, on or after retirement. There is no other retirement plan for nonemployee directors.
      Pursuant to the Acuity Brands, Inc. Nonemployee Directors’ Stock Option Plan, stock options for the purchase of 1,500 Acuity Brands shares are granted annually on the day of the annual meeting of stockholders at the fair market value on the grant date. The exercise price of the grants awarded on January 6, 2005 was $27.31 per share, the fair market value on the grant date. The options granted pursuant to the Nonemployee Directors’ Stock Option Plan are exercisable after one year, remain exercisable for a period of ten years from the grant date, and expire at the earlier of the expiration date or three years following retirement from the Board.
      Directors may participate in the Corporation’s matching gift program. Under this program, the Corporation will match charitable contributions up to a total of $5,000 per individual each fiscal year.
      For information on compensation for Mr. Nagel, who also served as an executive officer during the fiscal year, see “Executive Compensation” below.

Other Information Concerning the Board and its Committees
      The Board of Directors has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. The Corporation’s Statement of Responsibilities of the Committees of the Board, which contains each Committee’s charter, is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The table below sets forth the current membership of each of the committees:

	Executive	Audit	Compensation	Governance

Vernon J. Nagel	Chairman
Peter C. Browning			X	X
John L. Clendenin	X	Chairman		X
Jay M. Davis			X	X
Earnest W. Deavenport, Jr.		X		X
Robert F. McCullough		X		X
Julia B. North			X	X
Ray M. Robinson	X		Chairman	X
Neil Williams	X	X		Chairman
      During the fiscal year ended August 31, 2005, the Board of Directors met eight times. All directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year. The Corporation typically expects that each director will attend the annual meeting of stockholders, absent a valid reason. Eight of the directors serving at the time of last year’s annual meeting of stockholders attended the annual meeting. Mr. Robinson was unable to attend.
      At each regular quarterly meeting, the Board of Directors meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee. As indicated on the Corporation’s website at www.acuitybrands.com under “Corporate Governance,” stockholders may communicate directly with the Board of Directors or non-management directors as a group by writing to the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.
      The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by the Delaware General Corporation Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee held one meeting and acted once by unanimous written consent during the 2005 fiscal year.
      The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee’s report below and in its charter, a copy of which is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance.” All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listed company rules of the New York Stock Exchange. At each quarterly meeting, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the corporate compliance officer, and the general counsel, without other management present. The Board has determined that Messrs. Clendenin, Deavenport, and McCullough satisfy the “audit committee financial expert” criteria adopted by the SEC under Section 407 of the Sarbanes-Oxley Act and that each of them has accounting and related financial management expertise within the meaning of Section 303A of the listing standards of the New York Stock Exchange. The Committee held eleven meetings during the 2005 fiscal year.
      As indicated on the Corporation’s website at www.acuitybrands.com under “Corporate Governance,” stockholders may communicate directly with the Audit Committee regarding the Corporation’s accounting practices, internal controls, or auditing matters by writing to the Chairman of the Governance Committee,

c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.
      The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and nonemployee directors of the Corporation, as set forth in the Committee’s report below and in its charter, a copy of which is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance.” At each meeting, the Compensation Committee meets privately with an independent compensation consultant without management present. In 2005, the Compensation Committee initiated a process for evaluating the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of this Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code. The Committee held seven meetings during the 2005 fiscal year.
      The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board of Directors. The Committee’s responsibilities, as set forth in its charter available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance,” include recommending the Corporation’s Corporate Governance Guidelines, recommending the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board as explained in greater detail below under “Director Nominations.” Each member of this Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2005 fiscal year.
Director Nominations
      The Governance Committee is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the shareholders, and for recommending to the Board nominees for appointment to fill any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.
      When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chair of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.
      Director Nominations by Stockholders. The Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting — Stockholder Proposals.”
Certain Relationships and Related Party Transactions
      The Corporation has transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain nonemployee directors of the Corporation serve as directors or officers. With respect to those companies having common nonemployee directors with the Corporation, management believes the directors have no direct or indirect material interest in transactions in which the Corporation engages with those companies.
MANAGEMENT
Executive Officers
      Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1 — Election of Directors — Directors with Terms Expiring at the 2006 and 2007 Annual Meetings.”
      Other executive officers are:

Name and Principal Business Affiliations

JAMES H. HEAGLE
Mr. Heagle, 61 years old, has served as Executive Vice President of the Corporation and President of Acuity Specialty Products Group, Inc. since November 2001 and as Chief Executive Officer of Acuity Specialty Products Group, Inc. since June 2002. He served as President of NSI Chemicals Group from May 2000 until the spin-off of the Corporation from NSI in November 2001. He previously served as President and Chief Operating Officer of Calgon Corporation from 1996 until 2000.

KENNETH W. HONEYCUTT, JR.
Mr. Honeycutt, 54 years old, has served as Executive Vice President of the Corporation since November 2001 and will be retiring in December 2005. He served as President of Acuity Lighting Group, Inc. from November 2001 until August 2005, and as Chief Executive Officer of Acuity Lighting Group, Inc. from June 2002 until August 2005. Mr. Honeycutt served as President of the Lithonia Lighting business unit of NSI from June 2000 until the spin-off of the Corporation from NSI in November 2001.

JOHN K. MORGAN
Mr. Morgan, 51 years old, has served as Executive Vice President of the Corporation and President and Chief Executive Officer of Acuity Lighting Group, Inc. since August 2005. He served as President and Chief Development Officer of the Corporation from January 2004 to August 2005, Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004, and as Executive Vice President from December 2001 until June 2002. He previously served as President of the Holophane unit of the Lighting division of National Service Industries, Inc. (“NSI”) from September 1999 until the spin-off of the Corporation from NSI in November 2001. He also served as Executive Vice President of the Lithonia Lighting Group from 1999 to 2001.

Name and Principal Business Affiliations

KENYON W. MURPHY
Mr. Murphy, 48 years old, has served as Senior Vice President and General Counsel of the Corporation since its incorporation in 2001. He served as Senior Vice President and General Counsel of NSI from April 2000 until the spin-off of the Corporation from NSI in November 2001. Previously, he served as Vice President and Associate Counsel of NSI from 1996 until April 2000.

JOSEPH G. PARHAM, JR.
Mr. Parham, 56 years old, has served as Senior Vice President, Human Resources of the Corporation since December 2001 and as Chief People Officer of Acuity Lighting Group, Inc. since June 2005. Previously, Mr. Parham served as Senior Vice President, Human Resources of NSI from May 2000 until the spin-off of the Corporation from NSI in November 2001. Prior to joining NSI, he was President and Chief Operating Officer of Polaroid Eyeware from 1999 until May 2000.

‘	WESLEY E. WITTICH
Mr. Wittich, 58 years old, has served as Senior Vice President, Audit and Risk Management of the Corporation since July 2004. Previously, Mr. Wittich served as Executive Vice President and Chief Financial Officer of Acuity Lighting Group, Inc. from October 2001 until July 2004. He served as Vice President and Chief Financial Officer of Lithonia Lighting, an NSI business unit, from January 1998 to October 2001. Mr. Wittich is a Certified Public Accountant.

KAREN J. HOLCOM
Ms. Holcom, 36 years old, has served as Vice President and Controller since July 2004 and has served as Interim Chief Financial Officer of the Corporation from September 2004 to June 2005 and since July 2005. Previously, Ms. Holcom served as Vice President, Financial Services, responsible for investor relations, internal audit, and financial analysis between November 2001 and July 2004. She served in various financial accounting and reporting functions for NSI from 1998 until the spin-off of the Corporation from NSI in November 2001. Ms. Holcom is a Certified Public Accountant.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table presents the compensation paid by the Corporation for fiscal years 2005, 2004, and 2003 to the individual who served as the Corporation’s Chief Executive Officer and to the four other most highly compensated executive officers during the 2005 fiscal year (the five officers referred to herein as the “named executive officers”).

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options	LTIP	Compen-
	Fiscal		Bonus	sation	Awards	/SARs	Payout	sation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

Vernon J. Nagel(6)	2005	600,000	250,000	0	0	0	0	252,528
Chairman, President, and	2004	461,795	230,000	0	264,546	368,593	0	32,029
Chief Executive Officer	2003	357,200	223,250	0	0	100,000	0	7,789

John K. Morgan(7)	2005	431,250	175,000	9,775	341,375	160,000	183,528	7,380
Executive Vice President,	2004	421,180	211,000	10,400	761,903	64,695	124,870	7,380
Acuity Brands, Inc.; President	2003	375,000	225,000	14,250	0	0	9,388	7,200
and Chief Executive Officer, Acuity Lighting Group, Inc.

Kenneth W. Honeycutt, Jr.(8)	2005	417,500	135,000	6,450	368,685	0	183,528	7,560
Executive Vice President	2004	386,667	160,000	5,600	257,937	66,878	124,870	7,380
	2003	350,000	222,075	8,800	0	0	9,388	7,200

James H. Heagle	2005	355,000	140,000	9,775	232,135	0	182,078	7,380
Executive Vice President,	2004	355,000	171,000	10,400	192,102	49,808	124,493	7,380
Acuity Brands, Inc.; President	2003	350,000	61,250	11,100	0	0	9,085	9,700
and Chief Executive Officer,
Acuity Specialty Products Group, Inc.

Kenyon W. Murphy	2005	334,166	135,000	7,200	314,065	0	168,343	39,069
Senior Vice President and	2004	325,000	147,000	800	195,395	50,665	120,841	37,118
General Counsel	2003	310,000	174,375	4,800	0	0	6,122	5,412

(1)	The amounts shown for 2003 and for two months of 2004 for Messrs. Morgan, Honeycutt, Heagle, and Murphy include an automobile allowance of $400 per month, which became part of each executive officer’s salary beginning November 2003. In addition, the amounts shown include payments to independent financial consultants for services in the amount of $9,775 in 2005, $9,600 in 2004, and $9,450 in 2003 for Mr. Morgan; $6,450 in 2005, $4,800 in 2004 and $4,800 in 2003 for Mr. Honeycutt; $9,775 in 2005, $9,600 in 2004, and $6,300 in 2003 for Mr. Heagle; and $7,200 in 2005 for Mr. Murphy.
(2)	The amounts shown for 2005 relate to time-vesting restricted stock awarded in January 2005 in the amount of: 12,500 shares for Mr. Morgan; 13,500 for Mr. Honeycutt; 8,500 shares for Mr. Heagle; and 11,500 shares for Mr. Murphy. The amounts shown for 2004 relate to time-vesting restricted stock awarded in December 2003 in the amount of: 11,167 shares for Mr. Nagel; 10,532 shares for Mr. Morgan; 10,888 for Mr. Honeycutt; 8,109 shares for Mr. Heagle; and 8,248 shares for Mr. Murphy. The amount shown for 2004 for Mr. Morgan also includes a time-vesting restricted stock award made in January 2004 for 20,000 shares. The closing price of the Corporation’s common stock on the December 2003, January 2004, and January 2005 award dates was $23.69, $25.62 and $27.31, respectively. The respective year-end values of the time-vesting restricted shares reported for 2004 and 2005 were: $329,761 for Mr. Nagel (2004); $369,125 and $901,609 for Mr. Morgan; $398,655 and $321,522 for Mr. Honeycutt; $251,005

and $239,458 for Mr. Heagle; and $339,595 and $243,563 for Mr. Murphy. During the vesting period, dividend income is paid on restricted stock at the same rate as paid to all shareholders.
(3)	No stock appreciation rights were granted during the periods shown.
(4)	The amounts shown primarily relate to the vesting of performance-based restricted shares awarded in prior fiscal years. One-fourth of a December 2002 award vested in each of November 2003 and November 2004 as follows: 4,750 shares each year for Messrs. Morgan, Honeycutt, Heagle and Murphy. At the December 2002 award date, Messrs. Heagle and Murphy elected to defer 50% of the restricted stock award into a deferred compensation plan. One-fourth of an October 2000 award denominated in Acuity Brands shares vested in January of each year presented, as follows: 460 shares each year for Messrs. Morgan and Honeycutt, 445 shares each year for Mr. Heagle, and 300 shares each year for Mr. Murphy. The October 2000 award included shares denominated in NSI stock, which vested in January 2003 as follows: 115 shares each for Messrs. Morgan and Honeycutt, 111 shares for Mr. Heagle, and 75 shares for Mr. Murphy. In June 2003 when NSI was acquired by a private investor, the vesting of the remainder of the NSI shares was accelerated as follows: 230 shares each for Messrs. Morgan and Honeycutt, 223 shares for Mr. Heagle, and 150 shares for Mr. Murphy. One-fourth of the October 2000 award denominated in Acuity Brands shares vested in November 2004 and January 2005, as follows: 539 shares each date for Messrs. Morgan and Honeycutt, 521 shares each date for Mr. Heagle, and 352 shares each date for Mr. Murphy.
(5)	The amounts shown include 401(k) matching amounts: for Mr. Nagel of $7,200 in 2005, $7,325 in 2004, and $7,789 in 2003; for Mr. Morgan of $7,380 in 2005, $7,380 in 2004, and $7,200 in 2003; for Mr. Honeycutt of $7,560 in 2005, $7,380 in 2004, and $7,200 in 2003; for Mr. Heagle of $7,380 in 2005, $7,380 in 2004, and $7,200 in 2003; and for Mr. Murphy of $7,513 in 2005, $7,075 in 2004, and $5,412 in 2003. In addition, amounts shown include the Corporation’s contribution to the Supplemental Deferred Savings Plan (“SDSP”) for 2005 and 2004 in the respective amounts of $25,969 and $24,704 for Mr. Nagel and $31,582 and $30,043 for Mr. Murphy to make up for the benefits lost as a result of amendment to the supplemental retirement plan. The amount shown for Mr. Nagel in 2005 includes $219,359 in reimbursement of relocation expenses.
(6)	Mr. Nagel was elected Chairman and Chief Executive Officer effective as of September 1, 2004 and President effective July 29, 2005. For additional information, see “Directors with Terms Expiring at the 2006 and 2007 Annual Meetings.”
(7)	Mr. Morgan was elected Executive Vice President of the Corporation and President and Chief Executive Officer of Acuity Lighting Group, Inc. effective July 29, 2005. For additional information, see “Management — Executive Officers.”
(8)	Mr. Honeycutt served as President and Chief Executive Officer of Acuity Lighting Group, Inc. until July 29, 2005. For additional information, see “Management — Executive Officers.”

Option Grants in Last Fiscal Year
      The following table contains information concerning stock options that were granted to the named executive officers during the fiscal year ended August 31, 2005, as disclosed in the “Summary Compensation Table” above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year(1)	($/Share)	Date(2)	($)(3)

John K. Morgan	160,000	91.6%	$29.18	7/28/2015	$1,750,704

(1)	Awards to employees in 2005 under the Long-Term Incentive Plan consisted of time-vesting restricted stock of 316,152 shares and stock options to purchase 175,000 shares. Of the total option and restricted shares awarded during 2005, Mr. Morgan’s stock option award represented 32.6% of the shares awarded and 16.6% of the estimated value of such awards.

(2)	The options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and vest in equal annual installments over four years. The Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Plan, to modify the terms of outstanding options, except that no modification can adversely alter or impair any rights or obligations without the Optionee’s consent and the Committee does not have the authority to materially modify outstanding options or accept the surrender of outstanding options and grant substitute options or change the exercise price of any outstanding option granted pursuant to the Plan.
(3)	The estimated value calculated under the Black-Scholes model assumes a risk-free rate of return of 4.2%, a dividend yield of 2.3%, an option term of six years, and stock price volatility having a standard deviation of 0.424. The actual value, if any, that Mr. Morgan may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance that the value realized by Mr. Morgan will be at or near the value estimated by the Black-Scholes model.

Aggregated Option Exercises and Fiscal Year-End Option Values
      The following table contains information concerning the exercise of stock options by named executive officers during the year ended August 31, 2005, and the aggregate number of exercisable and unexercisable options held by each named executive officer, along with the corresponding in-the-money values, using the closing price of $29.53 of Acuity Brands common stock on the New York Stock Exchange on August 31, 2005. No stock appreciation rights are held by any named executive officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at FY-End		at FY-End($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vernon J. Nagel	0	$0	382,865	245,728	$4,364,832	$658,052
John K. Morgan	83,295	$1,128,862	169,755	203,130	$2,023,184	$307,879
Kenneth W. Honeycutt, Jr.	167,023	$2,180,276	107,041	44,585	$1,016,482	$260,376
James H. Heagle	88,824	$1,095,291	16,603	33,205	$96,962	$193,917
Kenyon W. Murphy	14,341	$189,938	103,216	33,776	$1,052,513	$197,252
Disclosure with Respect to Equity Compensation Plans
      The following table provides information as of August 31, 2005 about equity awards under the Corporation’s Long-Term Incentive Plan, the Nonemployee Directors’ Stock Option Plan, and the Employee Stock Purchase Plan.

Number of
Securities
	Number of			Remaining Available
	Securities to			for Future Issuance
	be Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price	Compensation Plans
	Outstanding		of Outstanding	(Excluding those
	Options,		Options, Warrants	Currently
Plan Category	Warrants and Rights		and Rights	Outstanding)

Equity compensation plans approved by the security holders(1)	5,557,761	(2)	$21.70	3,344,098	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	5,557,761			3,344,098

(1)	Such plans were originally approved by NSI as sole stockholder of the Corporation prior to the spin-off of the Corporation from NSI in November 2001. The amended and restated Long-Term Incentive Plan was approved by the Corporation’s stockholders in December 2003.

(2)	Includes 5,457,211 shares under the Long-Term Incentive Plan and 100,550 shares under the Nonemployee Directors’ Stock Option Plan.
(3)	Includes 1,125,886 shares available for purchase under the Employee Stock Purchase Plan, 2,024,027 shares available for grant without further stockholder approval under the Long-Term Incentive Plan, and 194,185 shares available for grant under the Nonemployee Directors’ Stock Option Plan.

Employment Contracts, Severance Arrangements, and Other Agreements
      Pursuant to the Corporation’s employment agreement with Mr. Nagel, effective as of January 20, 2004, he became entitled to receive an annual salary of $600,000 upon becoming Chairman and Chief Executive Officer as of September 1, 2004 and a target annual incentive opportunity of 65% of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ending August 31, 2005. The Board subsequently increased Mr. Nagel’s target annual incentive opportunity to 75% of base salary for fiscal year 2005. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Nagel received reimbursement of specified moving expenses in 2005, and is a party to a Severance Agreement and a Severance Protection Agreement as described below. Mr. Nagel’s employment agreement also reflects a stock ownership requirement equal to four times his annual base salary level ($2,400,000 based on Mr. Nagel’s current base salary), which ownership requirement must be attained by December 31, 2007.
      Pursuant to the Corporation’s employment agreement with Mr. Morgan effective as of July 29, 2005, he became entitled to receive an initial annual salary of $500,000, a target annual incentive opportunity of 60% of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ended August 31, 2006, and an option to purchase 160,000 shares of Acuity Brands common stock at the fair market value on the grant date. Further, Mr. Morgan would be entitled to a retention bonus payment of $500,000 should the Company name a President other than Mr. Morgan or Mr. Nagel, the Company’s current Chairman, President, and Chief Executive Officer, within the next three years, provided Mr. Morgan remains in the Company’s employment for a period of six months following such appointment. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Morgan is covered under an amended Severance Agreement and an amended Severance Protection Agreement as described below, and is eligible to receive reimbursement of legal expenses incurred in connection with the negotiation and execution of the employment agreement, the stock option award agreement, the severance agreement, and the severance protection agreement.
      Pursuant to the Corporation’s consulting agreement effective as of September 1, 2005 with Mr. Honeycutt, he will perform certain consulting and advisory services for a period of 14 months following his retirement from the Corporation on or about December 30, 2005, to assist the Company in an orderly transition of the responsibilities he previously performed at Acuity Lighting Group, Inc. and to perform other agreed upon projects and tasks. As payment under the consulting agreement, Mr. Honeycutt is entitled to receive consulting fees payable (1) in a lump sum of $273,154 on December 31, 2005 and (2) in eight substantially equal monthly installments beginning as of July 1, 2006 in the aggregate amount of $364,205. The consulting agreement also provides for the reimbursement of reasonable business expenses in connection with performance of the services and for the continuation of Company-sponsored group healthcare benefits for Mr. Honeycutt and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of 14 months at a shared cost and an additional 18 months of coverage at Mr. Honeycutt’s sole expense. The agreement is subject to the execution of a release and contains restrictive covenants with respect to confidentiality, non-solicitation, and non-competition.
      In connection with the spin-off of the Corporation from NSI in November 2001, the Corporation assumed NSI’s March 28, 2000 employment agreement with Mr. Heagle. Under the agreement Mr. Heagle received an initial annual base salary of $300,000, reimbursement of relocation expenses and other benefits and perquisites afforded to executives at his level, including annual and long-term incentives, and participation in employee benefit and retirement plans. The severance payment provisions of Mr. Heagle’s agreement were amended as described below.
      The Corporation has Severance Agreements with the named executive officers. The Severance Agreements with Messrs. Nagel and Morgan provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for the severance period of 24 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause or by the officer for Good Reason (as each such term is defined in the Severance Agreements). Additionally, the Severance Agreements provide for (a) a pro rata bonus in the year of termination, (b) continued vesting during the Severance Period of unvested Stock Options, (c) exercisability of vested Stock Options and Stock Options that vest during the Severance Period for the shorter of the remaining exercise term or the length of the Severance Period, (d) accelerated vesting during the Severance Period of Restricted Stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the Severance Period, (e) continued vesting during the Severance Period of performance-based Restricted Stock for which performance targets are achieved and a Vesting Start Date (as defined in the award agreement) is established prior to or during the Severance Period, and (f) continued accrual during the Severance Period of credited service under the 2002 Supplemental Executive Retirement Plan. Mr. Morgan’s Severance Agreement also provides that the Matching and Supplemental Subaccounts under the Supplemental Deferred Savings Plan will become 100% vested and nonforfeitable as of the Executive’s termination date and will be distributed from the Plan at the end of the Severance Period.
      The Severance Agreement for Mr. Heagle provides for (a) a monthly severance payment providing an amount equal to an annualized payment of $350,000 for the first 12 months, $275,000 for the second 12 months, $200,000 for the third 12 months, and $100,000 for the final 12 months, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for a severance period equal to the lesser of (i) 48 months, (ii) the number of whole months from the termination date until Mr. Heagle secures a comparable position at an annual salary of at least $200,000, or (iii) the number of whole months from the termination date to his 65th birthday (but in no event less than six months), in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause (as such term is defined in the Severance Agreement). Additionally, Mr. Heagle’s Severance Agreement provides for a pro rata bonus in the year of termination and immediate vesting as of the termination date of performance-based Restricted Stock for which performance targets have been achieved and a Vesting Start Date (as defined in the award agreement) is established prior to the termination date.
      The Severance Agreements for the remaining named executive officers provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for the severance period of 18 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause (as such term is defined in the Severance Agreement). Additionally, the Severance Agreements provide for a pro rata bonus in the year of termination and the vesting of restricted stock as provided in the related award agreements.
      The Severance Agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The Corporation will pay reasonable legal fees and related expenses incurred by the executives in significantly successful enforcements of their rights under the Severance Agreements. The Severance Agreements, which supersede and replace the severance benefits provided in the employment agreements of the executives who have such agreements, are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination, except that Mr. Heagle’s Severance Agreement is effective for the period January 5, 2004 through July 15, 2010.

      The Corporation also has Severance Protection Agreements with each of the named executive officers. The Board intends for the Severance Protection Agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a Change in Control of the Corporation in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.
      The Severance Protection Agreements were effective for an initial term of two years ending on November 30, 2003, and automatically extend for one year at the end of each year unless terminated by either party. However, the term of the Severance Protection Agreements will not expire during a Threatened Change in Control Period (as defined in the Severance Protection Agreements) or prior to the expiration of 24 months following a Change in Control. If the employment of the named executive officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for Cause or Disability or (2) by the officer for Good Reason (as each term is defined in the Severance Protection Agreements), the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.
      Each Severance Protection Agreement provides that the Corporation shall make an additional “gross-up payment” to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Code, on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.
      A “Change in Control” includes (1) the acquisition (other than from the Corporation) by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of December 1, 2001 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation, or (4) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.
      Letter agreements issued to Messrs. Nagel, Morgan, Heagle, Honeycutt, and Murphy in conjunction with the Severance Protection Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year, if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation’s obligations as set forth therein have been satisfied.

Pension and Supplemental Retirement Benefits
      Effective December 31, 2002, accrual of additional benefits under the Corporation’s qualified defined benefit retirement plan (“Pension Plan”) that includes certain executive officers was frozen. The approximate annual pension benefit payable to covered named executive officers upon retirement at age 65 is $3,432 for Mr. Heagle, and $25,536 for Mr. Murphy.
      Effective January 1, 2003, the Corporation implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“2002 SERP”) that provides an annual benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer of the Corporation up to a maximum of 10 years. Benefits are generally payable for a 15-year period following Retirement (as defined in the 2002 SERP) subject to such alternative forms of payment as may be determined by the Corporation. All current executive officers are eligible for the 2002 SERP and have waived their benefits, if any, under the Acuity Brands, Inc. Supplemental Retirement Plan for Executives (“Old SERP”), as amended. The frozen Pension Plan and 2002 SERP provide a lesser retirement benefit for some executives than the Pension Plan and Old SERP. Consequently, Mr. Nagel, Mr. Murphy, and one other executive officer are receiving contributions to a deferred compensation plan to make them whole for the projected shortfall in benefits. The approximate remaining average annual makeup payment to age 60 is $37,500 for Mr. Nagel and $44,350 for Mr. Murphy.
      The following table shows the estimated aggregate annual benefits payable to a covered participant at the normal retirement age of 60 under the 2002 SERP. Benefit amounts shown are determined for a maximum of 10 years of service as an executive officer under the 2002 SERP and do not increase with additional years of service. The remuneration specified in the table below consists of salary and annual incentive bonus.

	Years of Service

Remuneration(1)	5	10	15	20	25	30	35

$ 300,000	$24,000	$48,000	$48,000	$48,000	$48,000	$48,000	$48,000
400,000	32,000	64,000	64,000	64,000	64,000	64,000	64,000
500,000	40,000	80,000	80,000	80,000	80,000	80,000	80,000
600,000	48,000	96,000	96,000	96,000	96,000	96,000	96,000
700,000	56,000	112,000	112,000	112,000	112,000	112,000	112,000
800,000	64,000	128,000	128,000	128,000	128,000	128,000	128,000
900,000	72,000	144,000	144,000	144,000	144,000	144,000	144,000
1,000,000	80,000	160,000	160,000	160,000	160,000	160,000	160,000
1,200,000	96,000	192,000	192,000	192,000	192,000	192,000	192,000

(1)	The table above is based on 120% of the 2005 compensation of Mr. Nagel.
      The salary and annual bonus covered by the 2002 SERP for each of the named executive officers substantially correspond to the form of compensation disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2005 were: Mr. Nagel, 4 years; Mr. Morgan, 4 years; Mr. Heagle, 5 years; Mr. Honeycutt, 4 years, and Mr. Murphy, 5 years.
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors that are independent under the listing standards of the New York Stock Exchange. The Committee is responsible for evaluating the performance of management and for reviewing matters pertaining to the selection, development, and compensation of management, including: recommending the salary payable to the Chief Executive Officer, subject to approval by the full Board; setting the salary payable to each of the other executive officers of the Corporation; administering annual bonuses under the Management Compensation and Incentive Plan (the “Incentive Plan”); and granting awards under the Long-Term Incentive Plan (the

“Long-Term Plan”), subject to ratification of certain matters thereunder by the full Board. The Committee reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other compensation plan, benefit plan, or perquisite.
      Following is a discussion of the compensation policies for the Corporation’s executive officers, the executive officers’ compensation program for the last fiscal year, and the Chief Executive Officer’s compensation for the last fiscal year.
Compensation Policies for Executive Officers
      For the 2005 fiscal year, the principal compensation components for executive officers were base salary, bonus awards under the Incentive Plan, and time-vesting restricted stock granted under the Long-Term Plan. The Chief Executive Officer did not receive such an award in 2005, and the time-vesting restricted stock awards to other executive officers were calibrated to reflect the Committee’s assessment of the Company’s financial performance in fiscal year 2004 and the recommendations of the Chief Executive Officer. For 2005, the Committee approved a new long-term incentive delivery platform that links the pool of equity available for annual grants to all eligible employees (including executive officers) to pre-established corporate financial performance targets. Incentive awards are generally granted on an annual basis. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities.
      The Committee administers the Corporation’s compensation policy to provide a relationship between an executive’s compensation, particularly performance-based annual and long-term incentive compensation, and the creation of market value for stockholders. In carrying out its responsibilities, the Committee addresses the competitive positioning and pay mix needed to attract and retain qualified executives who adhere to the Company’s performance-based philosophy. The Committee reviews the compensation of each executive officer, considering competitive compensation information provided by an independent compensation consultant, and the Chief Executive Officer’s performance review and recommendation for each other executive officer. Total direct compensation (base salary plus annual and long-term incentives) is targeted at between the 50th and 75th percentiles, with an emphasis on pay for performance under the annual and long-term incentive components. The Company’s compensation philosophy is to provide total direct compensation that exceeds competitive market levels only when the Company’s financial performance is above market expectations. The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with comparably-sized manufacturing companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the indices to which the Corporation is compared in the performance graph in this proxy statement.
      As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that the compensation of any executive officer for fiscal years 2005 or 2006 will be subject to the $1 million deductibility limitation of Section 162(m) of the Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.
Executive Officers’ 2005 Compensation
      The salary for fiscal 2005 of each executive officer (other than the Chief Executive Officer, discussed below) was based on a review of competitive compensation data at the 50th and 75th percentile levels and also considered the executive’s performance, experience, abilities, and expected future contributions. Salaries generally fell within competitive range of market 50th percentile levels, taking into account relative levels of experience and scope of responsibility. A common review date of October 1 was previously established for all executives under the implementation of the Corporation’s Leadership Development Program. The salaries for named executive officers presented in the “Summary Compensation Table” are a pro rata blend of the salary levels in effect throughout the year.

      Bonuses for fiscal 2005 under the Incentive Plan were designed to provide competitive total cash compensation at between the 50th and 75th percentiles, subject to achievement of the Corporation’s target performance objectives. A target bonus amount, stated as a percentage of base salary, was determined for each executive officer and was subject to the application of negative discretion by the Committee. The bonus was based on achievement of performance targets consisting of: (1) the Corporation’s objectives for per-share earnings, consolidated EBIT margin (margin on consolidated earnings before interest and taxes), and net debt reduction (cash flow sufficient for targeted debt reduction) for headquarters-based executive officers; or (2) business unit performance measures (operating profit, operating profit margin, and cash flow) for executive officers serving as business unit presidents. The bonus amount increased or decreased in relationship to the Company’s financial performance against the specified measures, and no bonus would have been payable (other than possible discretionary bonuses) if financial performance was below a specified threshold level. The percentages and performance measures were established by the Committee and ratified by the Board of Directors early in the fiscal year and were intended to drive business and individual performance resulting in market appreciation for shareholders.
      Under the Plan Rules (as defined in the Incentive Plan) approved for fiscal 2005 by the Committee, the Corporation’s net debt reduction of $79 million exceeded the maximum performance levels specified for that performance measure for the payment of financial performance bonuses to headquarters-based executive officers of the Corporation. After the Committee’s application of negative discretion, which took into account the Company’s below-threshold levels of achievement of the other financial performance measures and each executive’s personal performance against individual goals, the financial performance achieved under the Plan Rules resulted in payments ranging from 32.3% to 41.1% of base salary for headquarters-based executive officers.
      Acuity Brands Lighting (“ABL”) achieved financial results above the specified target performance level for the cash flow performance measure described above. Based on ABL’s achievement of cash flow under the Plan Rules and the Committee’s assessment of personal performance, Mr. Honeycutt received a bonus of 32.1% of his base salary.
      Acuity Specialty Products Group (“ASP”) achieved financial results between the threshold and maximum specified performance levels for all of the financial performance measures described above. Based on ASP’s achievement of all performance measures under the Plan Rules and the Committee’s assessment of personal performance, Mr. Heagle received a bonus of 39.4% of his base salary.
      Although the bonuses for Messrs. Honeycutt and Heagle included discretionary amounts, those amounts are expected to be tax deductible within the parameters of Code Section 162(m).
      The long-term incentive component of executive officers’ compensation for fiscal 2004 was comprised of four-year, time-vesting restricted stock awarded under the Long-Term Plan. The awards provide longer-term compensation opportunities contingent upon the Corporation’s long-term performance and the generation of increased market value of its shares for both executives and stockholders. Long-term awards granted to executive officers in fiscal 2005 were based on competitive market data, the Committee’s assessment of the Company’s fiscal 2004 financial performance, and recommendations of the Chief Executive Officer.
      Mr. Morgan received a stock option for 160,000 shares in connection with his election as Executive Vice President of the Corporation and President and Chief Executive Officer of Acuity Lighting Group, Inc., effective July 29, 2005. The shares vest in four equal annual installments beginning one-year from the grant date.
      In December 2002, executive officers were awarded performance-based restricted stock under the Long-Term Plan. One-fourth of the restricted shares vested in November 2004 based on the achievement of related performance targets.
      In connection with the spin-off of the Corporation from NSI in November 2001, consistent with the treatment accorded other stockholders, executive officers received a share of Acuity Brands restricted stock for each share held of NSI restricted stock under an October 2000 award for which performance targets had been achieved. One-fourth of the resulting Acuity Brands restricted shares vested in January 2005. The remainder of the October 2000 performance-based awards was converted to Acuity Brands restricted stock awards of equal value. All related performance targets for those awards have been met, and one-eighth of those shares vested during 2005.
Chief Executive Officer’s 2005 Compensation
      For the 2005 fiscal year, Mr. Nagel received base salary and a bonus opportunity under the Incentive Plan. His total compensation was based on competitive and merit factors. The Committee was advised by its independent compensation consultant that the aggregate of Mr. Nagel’s 2005 base salary and bonus opportunity were in the lower portion of the 25th percentile for comparable positions.
      Based on the Corporation’s achievement of the maximum net debt reduction under the Plan Rules approved by the Committee at the beginning of the 2005 fiscal year and after the Committee’s application of negative discretion, which took into account the level of achievement of the other financial performance measures, the financial performance achieved under the Plan Rules resulted in a bonus payment to Mr. Nagel of 41.7% of his base salary (56% of his target award level) and included no payment for actual achievement of personal performance goals.
      Over 42% of Mr. Nagel’s compensation opportunity for fiscal 2005 was provided through performance-based bonus and, as a consequence, was directly related to current and long-term performance on behalf of stockholders. Option awards granted to him in prior years further tie his long-term compensation opportunity to appreciation in the market price of the Corporation’s stock. Mr. Nagel did not receive a long-term incentive award in fiscal year 2005, in accordance with the provisions of his employment agreement.

COMPENSATION COMMITTEE

Ray M. Robinson, Chairman
Peter C. Browning
Jay M. Davis
Julia B. North
Compensation Committee Interlocks and Insider Participation
      The directors serving on the Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2005 were Ray M. Robinson, Chairman, Peter C. Browning, Jay M. Davis, and Julia B. North. None of these individuals are or ever have been officers or employees of the Corporation. During the 2005 fiscal year, no executive officer of the Corporation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation’s other directors are affiliated.
BENEFICIAL OWNERSHIP OF THE CORPORATION’S SECURITIES
      The following table sets forth information concerning beneficial ownership of the Corporation’s common stock as of November 14, 2005, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers of the Corporation as a group, and by beneficial owners of more than five percent of the Corporation’s common stock.
      The executive officers of the Corporation became subject to a share ownership requirement in 2004 and have been subject to a share retention requirement since January 2003. The share ownership requirement provides that, over a four-year period, the chief executive officer will attain ownership of the Corporation’s common stock valued at four times his annual base salary and that the other named executive officers will attain ownership in the Corporation’s common stock valued at three times their annual base salaries. The valuation of the Corporation’s stock held by executive officers is based on the closing price of the Corporation’s stock on the New York Stock Exchange as of any valuation date. Restricted stock that is vesting and share units held in the Supplemental Deferred Savings Plan are considered for purposes of compliance with the Corporation’s share ownership requirement. Until an executive officer has met and maintains the requisite share ownership, he is subject to the share retention requirement. The share retention requirement specifies the percentage of shares that must be retained by an executive officer from shares acquired under the Long-Term Incentive Plan through the exercise of stock options or the vesting of restricted stock or performance awards. The calculation gives credit for shares equivalent in value to exercise costs and withholding taxes. The Compensation Committee has indicated that adherence to the ownership and retention requirements will be considered when grants and awards are made under the Long-Term Incentive Plan.
      Nonemployee directors are subject to a share ownership requirement that requires each nonemployee director to attain ownership in the Corporation’s common stock valued at two times their expected annual fee. For purposes of this requirement, share units held in the Nonemployee Director’s Deferred Stock Unit Plan are considered. The nonemployee directors have until the later of December 2007 or four years from their election to satisfy the share ownership requirement.

			Share Units
	Shares of Common	Percent	Held in
	Stock Beneficially	of Shares	Corporation
Name	Owned(1)(2)(3)	Outstanding(4)	Plans(5)

Peter C. Browning	15,500	*	9,448
John L. Clendenin	24,820	*	30,785
Jay M. Davis	8,000	*	9,643
Earnest W. Deavenport, Jr.	5,619	*	15,106
Robert F. McCullough	4,000	*	6,205
James H. Heagle	70,959	*	14,067
Kenneth W. Honeycutt, Jr.	185,829	*	11,266
John K. Morgan	286,279	*	—
Kenyon W. Murphy	156,559	*	18,406
Vernon J. Nagel	425,896	*	—
Julia B. North	5,500	*	12,295
Ray M. Robinson	19,010	*	18,589
Neil Williams	19,010	*	14,833
All directors and executive officers as a group (16 persons)	1,586,234	3.4%	N/A
Wellington Management Company, LLP(6)	3,036,700	6.7%	N/A
Fidelity Management & Research Company(7)	3,001,650	6.6%	N/A

*	Represents less than one percent of the Corporation’s common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.
(2)	Includes shares that may be acquired within 60 days of November 14, 2005 upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Heagle, 33,206 shares; Mr. Honeycutt, 129,334 shares; Mr. Morgan, 191,320 shares; Mr. Murphy, 120,104 shares; Mr. Nagel, 405,729 shares; Mr. Browning, 14,500 shares; Mr. Clendenin, 21,520 shares; Messrs. Robinson and Williams, 18,010 shares each; Mr. Deavenport and Ms. North, 4,500 shares each; Messrs. Davis and McCullough, 3,000 shares each; and all current directors and executive officers as a group, 1,218,387 shares.
(3)	Includes performance-based and time-vesting restricted shares granted under the Corporation’s Long-Term Incentive Plan: portions vest in November 2005 and 2006, a portion vests in equal annual installments each November through 2007, a portion vests in December 2007, and a portion vests in equal annual installments each January through 2008. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Nagel, 11,167 shares; Mr. Heagle, 24,598 shares; Mr. Honeycutt, 30,538 shares; Mr. Morgan, 60,070 shares; and Mr. Murphy, 21,166 shares; and all executive officers as a group, 211,030 shares.

(4)	Based on an aggregate of 45,278,035 shares of Acuity Brands common stock issued and outstanding as of November 14, 2005.
(5)	Includes share units held by the nonemployee directors in the Nonemployee Directors’ Deferred Stock Unit Plan and share units held by executive officers in the Corporation’s deferred compensation plan. Share units are considered for purposes of compliance with the Corporation’s share ownership guideline.
(6)	This information is based on a Form 13F filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109 on November 14, 2005 containing information as of September 30, 2005.
(7)	This information is based on a Form 13F filed with the SEC by FMR Corporation, the parent holding company of Fidelity Management & Research Company and Fidelity Management Trust, 82 Devonshire Street, Boston, Massachusetts 02109 on November 14, 2005 containing information as of September 30, 2005.

PERFORMANCE GRAPH
      The following graph compares the percentage change in cumulative total stockholders’ return on the Corporation’s common stock with (a) the S&P Smallcap 600 Index and (b) the Russell 2000 Index for the period from December 3, 2001 (the date the Corporation’s stock first traded other than on a when-issued basis) through August 31, 2005. The graph assumes an initial investment of $100 at the closing price on December 3, 2001 and assumes all dividends were reinvested. The Corporation has presented the Russell 2000 Index, in lieu of an industry index or peer group, because the Corporation believes there is no published index or peer group that adequately compares to the Corporation’s business segments. Except for the initial measurement date (December 3, 2001), the figures for the chart and graph set forth below have been calculated based on the closing prices on the last trading day on the New York Stock Exchange for each month indicated.

	Nov-01	Feb-02	May-02	Aug-02	Nov-02	Feb-03	May-03	Aug-03	Nov-03	Feb-04	May-04	Aug-04	Nov-04	Feb-05	May-05	Aug-05

Acuity	100.00	105.53	126.68	105.99	104.01	102.96	129.59	141.25	189.43	195.19	198.27	186.17	239.52	226.22	202.07	244.42

S&P 600	100.00	105.83	112.58	92.55	94.33	85.20	100.32	113.55	124.30	132.64	131.92	130.44	151.84	156.02	153.01	165.01

Russell 2000	100.00	102.18	106.49	85.70	89.42	79.64	97.79	110.65	121.90	130.97	127.46	123.24	143.04	143.56	140.09	151.85

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and officers, as well as any persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of ownership and changes in ownership of the Corporation’s stock with the SEC, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2005, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that, in November 2004, due to an administrative error in each instance, Mr. Honeycutt reported late the sale of 6,676 shares and Mr. Parham reported late the sale of 468 shares. Both transactions were reported within 30 days of their respective event dates.
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ending August 31, 2006. E&Y has performed this function for the Corporation since April 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2005 is set out below in “Fees Billed by Independent Auditors.”
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Corporation’s Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.
      As required by the charter, the Audit Committee reviewed the Corporation’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Corporation’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Corporation’s internal controls.
      The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted auditing standards;

•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;

•	other information in documents containing audited financial statements;

•	management’s judgments and accounting estimates;

•	whether there were any significant audit adjustments;

•	whether there were any disagreements with management;

•	whether there was any consultation with other accountants;

•	whether there were any major issues discussed with management prior to the auditors’ retention;

•	whether the auditors encountered any difficulties in performing the audit; and

•	the auditor’s judgments about the quality of the Corporation’s accounting policies.
      Based on its discussions with management and the Corporation’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

John L. Clendenin, Chairman
Earnest W. Deavenport, Jr.
Robert F. McCullough
Neil Williams
FEES BILLED BY INDEPENDENT AUDITORS
      The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2005 and 2004:

	2005	2004

Fees Billed:
Audit Fees	$2,882,066	$1,467,027
Audit-Related Fees	80,325	137,044
Tax Fees	267,442	515,612

Total	$3,229,833	$2,119,683

      Audit Fees include fees for services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on the Company’s internal controls as of August 31, 2005 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees include amounts billed to the Corporation primarily for the annual audits of the Corporation’s defined contribution plans.
      Tax Fees include amounts billed to the Corporation primarily for domestic and international tax compliance and a review of the Corporation’s Federal income tax return.
      The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the Corporation’s independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to the Corporation by its independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with the Corporation’s independent registered public accounting firm their fees and plans for all auditing services. All fees paid to

E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.
      The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
      There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
OTHER MATTERS
      The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.
NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS
      If a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 23, 2006, to the Corporation at its principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.
      The Corporation’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Corporation’s notice procedures.
      For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must have given timely notice in writing to the Corporation’s Secretary, (ii) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.
      To be timely, a stockholder’s notice must be delivered to the Corporation’s Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

      A stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent).
      In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by the Corporation’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
      The preceding five paragraphs are intended to summarize the applicable By-Laws of the Corporation. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Corporation’s website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

APPENDIX A
EXCERPT FROM:
ACUITY BRANDS, INC.
BOARD OF DIRECTORS
CORPORATE GOVERNANCE GUIDELINES
The Mission of the Board of Directors
     The Board of Directors (the “Board”) of Acuity Brands, Inc. (the “Company”) represents the stockholders’ interest in perpetuating and increasing the value of the business enterprise, including optimizing long-term financial returns. The Board is responsible for regularly monitoring the effectiveness of management’s policies and decisions, including the execution of the Company’s strategic plan, and assessing whether management is capably executing its duties.
     In fulfilling the Board’s general responsibilities described above, the Board and its committees have complete authority to consult with outside counsel and to engage other professional advisors with respect to any issues relating to their activities. All reasonable expenses incurred by the Board or its committees in connection with any such consultation or engagement will be paid by the Company.
SELECTION OF THE BOARD
*********
6)    Mix of Management and Independent Directors
     A majority of the members of the Board must be independent directors. The Board will annually determine whether each director has no material relationship with the Company and is thereby deemed to be independent, based on the following standards and such additional criteria as the Board considers appropriate at that time:

(a) the director is not and was not during the preceding three years an employee of the Company (other than any past service as an interim Chairman of the Board or Chief Executive Officer) and no immediate family member of the director is or was an executive officer of the Company within the preceding three years;

(b) neither the director nor an immediate family member of the director receives or received within any twelve-month period within the preceding three years more than $100,000 per year in direct compensation from the Company, other than: (i) director and committee fees and pension or other forms of deferred compensation for prior service (provided the deferred compensation was not contingent in any way on continued service); (ii) any compensation received by a director for former service as an interim Chairman of the Board or Chief Executive Officer; and (iii) any compensation received by an immediate family member for service as a non-executive employee of the Company.

(c) neither the director nor an immediate family member of the director is or was within the preceding three years affiliated with or employed in a professional capacity by an internal or external auditor serving the Company currently or within the preceding three years;

(d) neither the director nor an immediate family member of the director is or was within the preceding three years employed as an executive officer of another company where any of the Company’s present executives currently serve or served Within the preceding three years on that company’s compensation committee; and

(e) the director is not an executive officer or an employee, and no immediate family member of the director is an executive officer, of a company that, within the preceding three fiscal years of that company, made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     For purposes of the foregoing standards, (a) “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home and (b) the “company” includes any parent or subsidiary in a consolidated group with the company.
*********

A-1

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DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL

Mark, Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (x) in Black or Blue Ink.
   THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1 AND 2

1. Election of Directors

FOR ALL	☐	WITHHOLD ALL	☐	FOR WITH *EXCEPTION(S)	☐
Nominees: 01 — Peter C. Browning, 02 — Earnest W. Deavenport, Jr., 03 — Ray M. Robinson
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)

*Exception(s):

		FOR	AGAINST	ABSTAIN
2.	To Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE
VOTED FOR ITEMS 1 AND 2

☐	If you have changed your address on this card, please mark this box.

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date	Stockholder sign here	Co-Owner sign here

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
BALLROOM AT THE FOUR SEASONS HOTEL
75 Fourteenth Street NE, Atlanta, Georgia
1:00 p.m., January 12, 2006
Parking for stockholders attending the Annual Meeting will be available at the hotel.
DIRECTIONS TO THE FOUR SEASONS HOTEL

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#84). Turn left at traffic light onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250). Turn left onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
From North of Atlanta (400 South): Take GA-400 South to I-85 South to the 17th Street/14th Street/10th Street exit (#84). Turn left onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree Street and Crescent Avenue).
Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel will be in the middle of the block on the right side.

PROXY
ACUITY BRANDS, INC.
ANNUAL STOCKHOLDERS MEETING, JANUARY 12, 2006
PROXY SOLICITED BY THE BOARD OF DIRECTORS
The undersigned does hereby appoint VERNON J. NAGEL, KENYON W. MURPHY and HELEN D. HAINES, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 12, 2006 at 1:00 p.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.
IF VOTING BY MAIL, PLEASE VOTE, DATE, AND SIGN ON REVERSE, AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

☐	By checking the box to the left, I consent to future delivery of the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. I understand that the Corporation may no longer distribute printed materials for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Corporation’s transfer agent, The Bank of New York, New York, NY.
(Continued, and to be signed and dated on the reverse side)
ACUITY BRANDS INC.
P.O. BOX 11289
NEW YORK, N.Y. 10203-0289